Exhibit 99.1

ReWalk Robotics Announces Closing of Acquisition of AlterG

Combined Company Expected to Expand Access for Patients to Innovative Rehabilitation
Technologies for Use in Clinics and the Home

Charles Remsberg Appointed Chief Sales Officer at ReWalk Robotics

MARLBOROUGH, MA, BERLIN, Germany, and YOKNEAM ILLIT, Israel (August 11, 2023) - ReWalk Robotics Ltd.  (Nasdaq: RWLK) (“ReWalk” or “the Company”), a leading provider of innovative technologies that enable mobility and wellness in rehabilitation and daily life for individuals with neurological conditions, today announced closing of the previously announced acquisition of AlterG, Inc. (“AlterG”), a leading innovator and leading provider of Anti-Gravity systems for use in physical and neurological rehabilitation.

ReWalk paid a purchase price of approximately $19 million in cash (subject to customary adjustments for net working capital, indebtedness, cash, and transaction expenses).  The transaction also provides for two potential earnout payments to be made by ReWalk based on a percentage of AlterG’s year-over-year revenue growth during each of the two consecutive trailing twelve-month periods following the closing.

AlterG develops, manufactures, and markets Anti-Gravity systems, which use unique, gravity-defying, NASA-derived Differential Air Pressure technology to reduce the effects of gravity and allow people to move in new ways with finely calibrated support and reduced pain. AlterG systems can be found in more than 4,000 facilities around the world and have helped millions to safely and consistently reach their goals and achieve better mobility outcomes.

“We are exceedingly pleased to have now formally combined the unique and complementary strengths of our two organizations,” said Larry Jasinski, Chief Executive Officer (“CEO”) of ReWalk. “We now look forward to applying our respective competencies and leveraging our synergies to expand clinician and patient access to the innovative technologies within our combined portfolio.”

In conjunction with the closing of the transaction, Charles Remsberg, former CEO of AlterG, was appointed as Chief Sales Officer of ReWalk.  The Compensation Committee of the Board of Directors of ReWalk approved the grant of an aggregate of 200,000 Restricted Stock Units as an inducement material to Mr. Remsberg’s entering into employment with ReWalk in accordance with Nasdaq Listing Rule 5635(c)(4), subject to the terms and conditions of the applicable award agreement covering such grant. The Restricted Stock Units will vest and become exercisable as to 25% of the underlying ordinary shares on August 11, 2024, and will vest and become exercisable as to the remaining 75% of the underlying ordinary shares in three equal annual installments on August 11, 2025, August 11, 2026 and August 11, 2027, subject to Mr. Remsberg’s continued employment with ReWalk on such vesting dates. The grant was made to Mr. Remsberg on August 11, 2023, contemporaneously with closing of the transaction.

About ReWalk Robotics Ltd.
ReWalk Robotics Ltd. is a medical device company that designs, develops, and commercializes innovative technologies that enable mobility and wellness in rehabilitation and daily life for individuals with neurological conditions. ReWalk’s mission is to fundamentally change the quality of life for these individuals through the creation and development of market leading technologies. Founded in 2001, ReWalk has operations in the United States, Israel, and Germany. For more information on the ReWalk systems, please visit rewalk.com.

ReWalk® and ReStore® are registered trademarks of ReWalk Robotics Ltd. in the United States and other jurisdictions.

About AlterG
Founded in 2005, AlterG® uses unique gravity-defying technology, originally developed for NASA, to redefine physical rehabilitation and training. AlterG’s Anti-Gravity systems augment physical deficits and increase mobility to improve orthopedic rehabilitation, the management of neurological and chronic conditions, and athletic performance.

Alter G® is a registered trademark of AlterG, Inc. in the United States and other jurisdictions.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements about the anticipated benefits of the AlterG acquisition and the projected market size of the combined business, and may include other projections regarding ReWalk's future performance and other statements that are not statements of historical fact and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "should," "would," "seek" and similar terms or phrases. The forward-looking statements contained in this press release are based on management's current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of ReWalk's control. Important factors that could cause ReWalk's actual results to differ materially from those indicated in the forward-looking statements include, among others:  ReWalk’s ability to realize the anticipated benefits of the acquisition of AlterG, including the possibility that the expected benefits of the acquisition will not be realized within the expected time period or at all; ReWalk’s ability to successfully integrate the operations of AlterG on a timely basis, if at all; and other factors more fully discussed in ReWalk’s periodic filings with the Securities and Exchange Commission (“SEC”), including the risk factors described under the heading "Risk Factors" in ReWalk's annual report on Form 10-K and 10-K/A for the year ended December 31, 2022 filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this press release speaks only as of the date hereof. Factors or events that could cause ReWalk's actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for ReWalk to predict all of them. Except as required by law, ReWalk undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

ReWalk Media Relations:
John Tomlin
E: media@rewalk.com

ReWalk Investor Contact:
Mike Lawless
Chief Financial Officer
ReWalk Robotics Ltd
E: investorrelations@rewalk.com